Exhibit 5.1





                                 August 19, 1998

Fiberstars, Inc.
2883 Bayview Drive
Fremont, CA 94538


Ladies and Gentlemen


         We  have  examined  the   Registration   Statement  on  Form  S-8  (the
"Registration Statement") filed by you with the Securities and Exchange Commission (the "Commission") on or about August 18, 1998 in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 550,000 shares of Common Stock (the "Shares") pursuant to the Company's 1994 Stock Option Plan and the Company's 1994 Directors' Stock Option Plan (collectively, the "Plans"). As your counsel in connection with the Registration Statement, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the sale and issuance of the Shares.


         It is our opinion that upon conclusion of the proceedings being taken or contemplated under the Plans or by us, as your counsel, to be taken prior to the issuance of the Shares, and upon completion of the proceedings being taken in order to permit such transactions to be carried out in accordance with the securities laws of the various states where required, the Shares when issued and sold in the manner described in the Registration Statement will be legally and validly issued, fully paid and non-assessable.


         We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, including the Prospectus constituting a part thereof, and in any amendment thereto.


                                               Very truly yours,

                                               /s/ GRAY CARY WARE & FREIDENRICH


                                               GRAY CARY WARE & FREIDENRICH LLP


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